Exhibit 99.1

FOR
NEWS BULLETIN	RE:
FROM:

15301 Ventura Blvd., Bldg B, Suite 300
Sherman Oaks, CA 91403
(818) 662-9800
NYSE: SZ

AT THE COMPANY:		AT FINANCIAL RELATIONS BOARD:

Keith Wall	Liz Baskerville	Laurie Berman	Tricia Ross
Vice President and CFO	Director, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 854-8315	(617) 520-7064

FOR IMMEDIATE RELEASE

December 8, 2004

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES

ENGAGEMENT OF FINANCIAL ADVISOR

SHERMAN OAKS, Calif. — December 8, 2004 — Worldwide Restaurant Concepts, Inc. (NYSE: SZ) announced today that it has retained Houlihan Lokey Howard & Zukin as its financial advisor to assist the Company in exploring strategic alternatives to enhance stockholder value. No assurance can be given that any transaction will be pursued, or, if a transaction is pursued, that it will be consummated.

In making the announcement, Chuck Boppell, CEO of Worldwide Restaurant Concepts, stated that, “We have engaged the investment banking firm of Houlihan Lokey Howard & Zukin to assist management and the Board in evaluating the assets and operations of the Company in order to develop possible alternative strategies to achieve greater stockholder value. These alternatives may include repositioning of some or all of the Company’s restaurants, a complete or partial sale of the Company, a merger or a decision to take no action at this time. Management and the Board believe that our stock price does not reflect the true value of our Company and our prospects.”

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 306 Sizzler® restaurants worldwide, 112 KFC® restaurants located primarily in Queensland, Australia, and 22 Pat & Oscar’s® restaurants. Additional information about the Company can be found at www.wrconcepts.com.

About Houlihan Lokey Howard & Zukin

Houlihan Lokey Howard & Zukin, an international investment bank established in 1970, provides a wide range of services, including mergers and acquisitions, financing, financial opinions and advisory

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FRB serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Worldwide Restaurant Concepts, Inc.

services, financial restructuring, and merchant banking. In 2003, Houlihan Lokey ranked as the No. 1 M&A advisor for transactions under $200 million and the No. 4 advisor for transactions under $1 billion. The firm has been the No. 1 provider of fairness opinions for the past four years and has the largest financial restructuring practice of any investment bank in the country. The firm has approximately 600 employees in nine offices in the United States and the United Kingdom. It annually serves more than 1,000 clients ranging from closely held companies to Global 500 corporations. For more information, visit Houlihan Lokey’s website at www.hlhz.com.

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Worldwide Restaurant Concepts intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.